Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the ArcBest Corporation Ownership Incentive Plan of our reports dated February 28, 2019, with respect to the consolidated financial statements of ArcBest Corporation and the effectiveness of internal control over financial reporting of ArcBest Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

May 6, 2019